BUFFETS HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF
FISCAL 2006 AND SALES GUIDANCE FOR THE FOURTH QUARTER OF FISCAL 2006

HIGHLIGHTS:
•	Total revenues up 5.4% in the third quarter and 5.4% year to date
•	Same store sales up 6.0% for the quarter and 5.5% year to date
•	Charge to earnings of $4.4 million during the quarter associated with closed stores and the closure of 16 under performing restaurants closed during the third quarter
•	Display grill cooking initiative installed in test restaurants

EAGAN, Minn. — (BUSINESS WIRE)— May 18, 2006— Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its 16-week, third quarter ended April 5, 2006.

Buffets Holdings reported a 5.4% increase in total sales for the third quarter ended April 5, 2006, as sales increased to $292.6 million compared to $277.6 million for the comparable prior year period. Average weekly sales for the third quarter of fiscal 2006 increased 8.0% over the comparable prior year period to $53,139. This improvement was primarily due to an increased check average. Same-store sales for the third quarter of fiscal 2006 increased by 6.0% as compared to those reported for the prior year period. This increase was comprised of a 6.5% increase in average check, partially offset by a 0.5% decline in guest traffic.

Net loss for the third quarter of fiscal 2006 was $1.3 million, as compared to a net loss of $0.3 million for the third quarter of fiscal 2005. This is primarily attributable to restaurant closure costs of approximately $4.4 million in the third quarter of fiscal 2006 versus $0.5 million in the comparable prior year period. This increase primarily reflects the closure of 16 restaurants in the third fiscal quarter of 2006 versus no restaurant closures in the same period of the prior year.

Sales for the forty weeks ended April 5, 2006 were $737.6 million versus $700.0 million in the comparable period of the prior year. Average weekly sales for the first forty weeks of fiscal 2006 of $52,731 were 6.9% higher than average weekly sales for the comparable prior year period. Same-store sales for the first forty weeks of fiscal 2006 increased by 5.5% compared to the comparable prior year period, reflecting a 6.2% increase in average check, partially offset, by a 0.7% decline in guest traffic.

Net loss for the first forty weeks of fiscal 2006 was $2.1 million, compared with a net loss of $0.6 million for the first forty weeks of fiscal 2005. This is primarily attributable to closed restaurant costs of approximately $5.5 million for the first forty weeks of fiscal 2006 versus $2.3 million in the comparable prior year period. This increase principally reflects the closure of 18 restaurants during the first forty weeks of fiscal 2006 versus the closure of 9 restaurants during the comparable prior year period.

Buffets Holdings also announced that it currently expects same-store sales for the fourth quarter of fiscal 2006 (the 12-week period ending June 28, 2006) to range between a two and a four percent increase versus the comparable period in fiscal 2005.

Continued Focus on Key Initiatives

During the quarter the Company completed the rollout of its steak offering to all buffet restaurants and is now serving steak in all restaurants six or seven days a week. The Company has continued the testing and installation of its display grill cooking and now has eight units with this retrofit.

Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended April 5, 2006, on Thursday, May 18, 2006 at 11:00 a.m. (Eastern). You may dial into this call starting at 10:45 a.m. (Eastern). The conference phone number is (888) 228-7864 and the conference ID number is 8484869. Chief Executive Officer Mike Andrews and Chief Financial Officer Keith Wall will host the call. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, May 26, 2006 at 6:00 p.m. (Eastern). Playback can be reached by dialing (800) 642-1687 and requesting conference ID number 8484869. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

About Buffet Holdings

Buffets currently operates 339 restaurants in 32 states comprised of 330 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 18 buffet restaurants in seven states.

Safe Harbor Statement

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, fourth quarter fiscal 2006 same-store sales guidance to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 23, 2005. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 365-2784

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	April 5,
	2005	2006
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,662	$5,404
Receivables	6,632	5,056
Inventories	18,957	18,429
Prepaid expenses and other current assets	6,318	7,882
Deferred income taxes	12,533	12,533

Total current assets	65,102	49,304
PROPERTY AND EQUIPMENT, net	146,653	144,718
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	8,195	8,195
OTHER ASSETS, net	12,910	10,613

Total assets	$545,023	$524,993

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$44,883	$43,844
Accrued liabilities	70,219	66,301
Income taxes payable	6,990	1,240
Current maturities of long-term debt	2,016	1,862

Total current liabilities	124,108	113,247
LONG-TERM DEBT, net of current maturities	464,178	457,573
DEFERRED LEASE OBLIGATIONS	28,375	28,212
OTHER LONG-TERM LIABILITIES	6,731	6,424

Total liabilities	623,392	605,456
SHAREHOLDERS' DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none
issued and outstanding as of June 29, 2005 and April 5, 2006	--	--
Common stock; $.01 par value, 3,600,000 shares authorized; 3,175,135 shares issued and outstanding as of June 29, 2005 and 3,104,510 as of
April 5, 2006	32	31
Additional paid in capital	14	5
Accumulated deficit	(78,415)	(80,499)

Total shareholders' deficit	(78,369)	(80,463)

Total liabilities and shareholders' deficit	$545,023	$524,993

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Sixteen Weeks Ended		Forty Weeks Ended
	April 6,	April 5,	April 6,	April 5,
	2005	2006	2005	2006
	(Unaudited)
	(In thousands)
RESTAURANT SALES	$277,567	$292,584	$699,950	$737,596
RESTAURANT COSTS:
Food	92,292	100,956	230,532	249,932
Labor	84,842	85,317	211,552	213,005
Direct and occupancy	66,843	69,520	167,262	175,436

Total restaurant costs	243,977	255,793	609,346	638,373
ADVERTISING EXPENSES	6,919	7,338	17,835	24,238
GENERAL AND ADMINISTRATIVE EXPENSES	12,141	13,094	32,920	33,196
SHAREHOLDERS' RIGHTS REPURCHASE	--	757	--	757
CLOSED RESTAURANT COSTS	460	4,413	2,304	5,511
IMPAIRMENT OF ASSETS	--	--	--	1,350

OPERATING INCOME	14,070	11,189	37,545	34,171
INTEREST EXPENSE	15,068	16,319	36,999	40,100
INTEREST INCOME	(137)	(135)	(383)	(338)
LOSS RELATED TO REFINANCING	24	--	859	647
LOSS RELATED TO EARLY EXTINGUISHMENT
OF DEBT	--	--	1,923	--
OTHER INCOME	(297)	(293)	(717)	(777)

LOSS BEFORE INCOME TAXES	(588)	(4,702)	(1,136)	(5,461)
INCOME TAX BENEFIT	(256)	(3,413)	(511)	(3,377)

Net loss	$(332)	$(1,289)	$(625)	$(2,084)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forty Weeks Ended
	April 6,	April 5,
	2005	2006
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(625)	$(2,084)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,942	24,221
Amortization of debt issuance cost	1,071	1,178
Accretion of original issue discount	9,163	10,257
Loss related to early extinguishment of debt	1,923	--
Deferred income taxes	13	--
Loss on disposal of assets	1,763	1,011
Impairment of assets	--	1,350
Changes in assets and liabilities:
Receivables	(570)	1,576
Inventories	(603)	(168)
Prepaid expenses and other current assets	(4,875)	(1,564)
Accounts payable	384	(1,039)
Accrued and other liabilities	(2,765)	(4,388)
Income taxes payable	(1,616)	(5,750)

Net cash provided by operating activities	28,205	24,600

INVESTING ACTIVITIES:
Purchase of property and equipment	(20,732)	(23,441)
(Purchase) sale of other assets	(89)	609

Net cash used in investing activities	(20,821)	(22,832)

FINANCING ACTIVITIES:
Repayment of debt	(21,781)	(17,016)
Issuance of stock	15	--
Repurchase of stock	(284)	(10)
Reduction of restricted cash available for early extinguishment of debt	16,228	--
Use of restricted cash for early extinguishment of debt	(15,736)	--
Debt issuance costs	(56)	--

Net cash used in financing activities	(21,614)	(17,026)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(14,230)	(15,258)
CASH AND CASH EQUIVALENTS, beginning of period	26,072	20,662

CASH AND CASH EQUIVALENTS, end of period	$11,842	$5,404

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for -
Interest (net of capitalized interest of $371 and $243)	$32,451	$37,149

Income taxes	$1,088	$2,372